Exhibit 99.1

SCOLR Pharma, Inc. Announces Resignation of CEO Daniel O. Wilds

BOTHELL, WA., December 16, 2008, - SCOLR Pharma, Inc. (NYSE Alternext: DDD) today announced that Daniel O. Wilds had resigned as Chief Executive Officer of the Company and as a member of its Board of Directors effective December 12, 2008.

Michael N. Taglich, Chairman of the Board of SCOLR Pharma, said, “On behalf of the Board of Directors and SCOLR’s entire organization, I would like to thank Dan for his more than five years of vision and leadership. We are focused on advancing our extended release CDT® ibuprofen towards an FDA submission in 2009. We believe we are well positioned to achieve advantageous alliances with major pharmaceutical companies and other potential partners. We continue to manage our cash to maximize resources appropriately in the current environment. Our development work continues on a positive track and I believe that advancing our core proprietary clinical programs will result in increased shareholder value and make us a stronger organization.”

The Company will be managed by its existing executive management team on an interim basis.

About SCOLR Pharma

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements related to the timing and success of our products under development and the potential for alliances. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products and we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com